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Crown Cork & Seal Company, Inc.
9300 Ashton Road                      [LOGO APPEARS HERE]          NEWS RELEASE
Philadelphia, Pennsylvania 19136
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                     CROWN CORK & SEAL FILES REGISTRATION
                      STATEMENT FOR SECONDARY OFFERING
                       OF COMMON AND PREFERRED STOCK
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Philadelphia, PA - September 26, 1996.  Crown Cork & Seal Company, Inc. (NYSE;
CCK & Paris Bourse) announced that it filed an S-3 Registration Statement with the SEC today to offer for sale shares of its common and convertible preferred stock owned by Compagnie Generale d'Industrie et de Participations (CGIP).
CGIP intends to sell 9,250,000 shares of Crown Cork & Seal Common Stock and 3,000,000 shares of the 4.5% Convertible Preferred Stock, excluding any additional shares which may be issued upon exercise of 15% over-allotment options in each offering. CGIP is the only selling shareholder and the Company will not receive any proceeds from the offering.

Assuming all of the shares registered are sold (including over-allotments), following the offerings, CGIP will own Crown Cork & Seal common and preferred stock representing approximately 10.1% of the Company's voting power versus 19.9% currently. In consideration of the productive relationship with CGIP, Crown has decided not to request that a CGIP nominee on the Crown Board of Directors resign at this time. Crown reserves the right to request such resignation under the Shareholders Agreement between CGIP and the Company.

CGIP selected Lazard Freres & Co. LLC as the lead manager in the proposed sale of its shares and CS First Boston and Salomon Brothers Inc will be joint-lead managers. The management group is expected to be joined by a syndicate of other underwriters. When available, copies of the preliminary prospectus relating to the offerings may be obtained from any of these firms.

Crown Cork & Seal is the leading worldwide manufacturer of packaging products for consumer goods. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:

(215) 698-5392

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Note:  A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
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